EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Investor Relations
678.402.3950
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports First Quarter Revenue and Earnings

•	Consolidated Revenues of $1.012 Billion; Up 6.0%, Up 11% on a Non-GAAP Basis

•	Diluted EPS $0.82; Non-GAAP Diluted EPS $1.08, Up 33%

•	Progressive EBT of $55.4 million; EBITDA up 41.2%

•	Aaron's Business Same Store Revenues Up 0.7% To Prior Year Quarter

ATLANTA, April 25, 2019 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended March 31, 2019.
“We are pleased to report a strong start to the year, achieving over $1 billion in quarterly revenues for the first time and 33% growth in non-GAAP earnings per share,” said John Robinson, Chief Executive Officer. “Progressive continues to perform at a high level and is executing well with its new and existing retail partners. At the same time, it continues to make meaningful investments ahead of expected strong revenue growth and pipeline conversion. The Aaron’s Business reported results in-line with our expectations and achieved positive same store revenues. We are encouraged by the success the Aaron's Business is experiencing in its business transformation initiatives," concluded Mr. Robinson.

Consolidated Results
For the first quarter of 2019, consolidated revenues were $1.012 billion compared with $954.8 million for the first quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842 related to lease accounting, revenues increased $103.8 million, or 11.4%, compared to the prior year period. Additionally, the Aaron's Business same store revenues were positive 0.7% which was a continuation of the improving trend in same store revenues experienced throughout 2018. The increase in consolidated revenues was primarily due to the 19.0% increase in revenues at Progressive, calculated on a basis consistent with the 2019 adoption of ASC 842, and the contributions of 152 franchised locations acquired by the Aaron's Business in 2018.
Net earnings for the first quarter of 2019 were $56.1 million compared to $52.2 million in the prior year period. Net earnings in the first quarter were burdened with approximately $13.3 million in pretax charges related to the closure of 84 underperforming company-owned stores. Adjusted EBITDA for the Company was $115.2 million for the first quarter of 2019, compared with $94.1 million for the same period in 2018, an increase of $21.1 million, or 22.4%, due primarily to the strong growth in our Progressive segment. As a percentage of revenues, Adjusted EBITDA was 11.4% in the first quarter of 2019, an increase of 100 basis points from the first quarter of 2018 on a consistent accounting basis, resulting from higher consolidated gross margin. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Diluted earnings per share for the first quarter of 2019 were $0.82 compared with $0.73 in the year ago period. On a non-GAAP basis, earnings per share assuming dilution were $1.08 in the first quarter of 2019 compared with $0.81 for the same quarter in 2018, an increase of $0.27 or 33.3%.
The Company generated $164.7 million in cash from operations during the three months ended March 31, 2019 and ended the first quarter with $124.2 million in cash, compared with a cash balance of $15.3 million at the end of 2018.

Progressive Leasing Segment Results
Progressive Leasing’s revenues in the first quarter of 2019 were $523.4 million compared to reported revenues of $486.5 million in the first quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842, revenues increased $83.4 million or 19.0%. Invoice volume increased 14.2% in the quarter, driven by a 17.9% increase in invoice volume per active door, partially offset by a 3.1% decrease in active doors to approximately 19,800. The decrease in active door count was primarily due a reduction in mattress and mobile doors, which was partially offset by additions in other verticals. Progressive Leasing had 863,000 customers at March 31, 2019, a 19.2% increase from March 31, 2018.
Earnings before income taxes for the first quarter of 2019 were $55.4 million. EBITDA for the first quarter of 2019 was $65.3 million compared with $46.2 million for the same period of 2018, an increase of 41.2%. As a percentage of revenues, EBITDA was 12.5% for the first quarter of 2019, an increase of 200 basis points compared to the first quarter of 2018, when calculated on a basis consistent with the 2019 adoption of ASC 842. This increase was due primarily to somewhat lower 90-day early buyout activity, and the improved leverage of SG&A on higher revenues.
The provision for lease merchandise write-offs was 7.0% of revenues in the first quarter of 2019, compared with 6.8% in the same period of 2018, on a basis consistent with the 2019 adoption of ASC 842.

The Aaron’s Business Segment Results
For the first quarter of 2019, total revenues for the Aaron’s Business increased 4.6% to $480.1 million from $458.8 million in the first quarter of 2018. The increase was primarily due to the contributions from 152 franchised locations acquired throughout 2018. Same store revenues were up 0.7% in the first quarter of 2019, continuing the trend of improvement experienced throughout 2018. Customer count on a same store basis was down 3.9% during the first quarter of 2019 compared to the same period in 2018. Company-operated Aaron’s stores had 992,000 customers at March 31, 2019, a 4.1% increase from March 31, 2018.
Lease revenue and fees for the three months ended March 31, 2019 increased 9.7% compared with the same period in 2018. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 30.5% for the first quarter of 2019 compared with the same period of the prior year. The decline is attributed primarily to the franchise acquisitions completed in 2018.
Earnings before income taxes for the first quarter of 2019 were $17.6 million. Adjusted EBITDA for the three months ended March 31, 2019 was $51.4 million compared with $48.0 million for the same period in 2018, an increase of $3.4 million or 7.0%. As a percentage of revenues, Adjusted EBITDA improved 20 basis points to 10.7% for the three months ended March 31, 2019, compared with 10.5% for the same period last year.
Write-offs for damaged, lost or unsaleable merchandise were 4.8% of revenues in the first quarter of 2019, compared with 3.8% for the same period last year.
At March 31, 2019, the Aaron’s Business had 1,230 Company-operated stores and 369 franchised stores. During the first quarter of 2019, the Company acquired four franchised stores and closed 85 Company-operated stores. Additionally, during the quarter, three franchised stores closed and one franchised store was sold to a third party.

Significant Components of Revenue
Consolidated lease revenues and fees for the three months ended March 31, 2019 increased 14.6% over the same period of the prior year, calculated on a basis consistent with the 2019 adoption of ASC 842 related to accounting for leases. Franchise royalties and fees decreased 28.4% in the first quarter of 2019 compared with the same period a year ago, primarily as a result of the lower number of franchised stores. Franchise revenues totaled $120.2 million for the three months ended March 31, 2019, a decrease of 32.1% from the same period for the prior year. Same store revenues for franchised stores were up 1.3% and same store customer counts were down 0.8% for the first quarter of 2019 compared with the same quarter in 2018. Franchised stores had 259,000 customers at the end of the first quarter of 2019. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2019 Outlook
The Company is reiterating its outlook for 2019.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, April 25, 2019, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Investor Relations section of the Company’s website, aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 20,000 retail partner locations in 46 states. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its 1,599 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “guidance,” “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings and investigations, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives (including the risk that the costs associated with these initiatives exceeds expectations), risks related to M&A activities, including our recent franchisee acquisitions and the risk that the financial performance from those acquisitions and from M&A activities do not meet our expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, increases in lease merchandise write-offs and bad debt expense associated with Progressive Leasing’s growth in doors and customers and changes in product mix, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Statements in this release that are “forward-looking” include without limitation statements about our expectations regarding: the strength of our lease-to-own businesses; the results of our investments in the Aaron’s Business and Progressive Leasing; the results of our business transformation initiatives in the Aaron's Business; revenue growth and pipeline conversions for Progressive Leasing; same store sales for the Aaron's Business and the reiteration in this press release of the 2019 fiscal year Outlook set forth in the Company's press release on February 14, 2019, for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2019	2018
Revenues:
Lease Revenues and Fees	$944,157	$870,067
Retail Sales	12,809	8,516
Non-Retail Sales	36,981	53,230
Franchise Royalties and Fees	9,207	12,862
Interest and Fees on Loans Receivable	8,646	9,542
Other	303	592
Total	$1,012,103	$954,809

Costs and Expenses:
Depreciation of Lease Merchandise	500,820	440,008
Retail Cost of Sales	8,632	5,662
Non-Retail Cost of Sales	29,196	48,020
Operating Expenses	387,216	390,232
Restructuring Expenses, Net	13,281	906
Other Operating Income, Net	(897)	(83)
Total	$938,248	$884,745

Operating Profit	73,855	70,064
Interest Income	101	202
Interest Expense	(4,956)	(4,326)
Other Non-Operating Income, Net	1,308	812
Earnings Before Income Tax Expense	$70,308	$66,752

Income Tax Expense	14,230	14,506
Net Earnings	$56,078	$52,246

Earnings Per Share	$0.83	$0.75
Earnings Per Share Assuming Dilution	$0.82	$0.73

Weighted Average Shares Outstanding	67,294	70,105
Weighted Average Shares Outstanding Assuming Dilution	68,773	72,018

Aaron’s, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 31, 2019	December 31, 2018
ASSETS:
Cash and Cash Equivalents	$124,154	$15,278
Accounts Receivable (net of allowances of $56,785 in 2019 and $62,704 in 2018)	84,037	98,159
Lease Merchandise (net of accumulated depreciation and allowances of $808,056 in 2019 and $816,928 in 2018)	1,301,066	1,318,470
Loans Receivable (net of allowances and unamortized fees of $18,925 in 2019 and $19,941 in 2018)	72,564	76,153
Property, Plant and Equipment at Cost (net of accumulated depreciation of $291,750 in 2019 and $284,287 in 2018)	228,864	229,492
Operating Lease Right-of-Use Assets	370,282	—
Goodwill	734,558	733,170
Other Intangibles (net of accumulated amortization of $138,308 in 2019 and $130,116 in 2018)	216,559	228,600
Income Tax Receivable	13,401	29,148
Prepaid Expenses and Other Assets	92,481	98,222
Total Assets	$3,237,966	$2,826,692
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$246,779	$293,153
Deferred Income Taxes Payable	279,224	267,500
Customer Deposits and Advance Payments	83,610	80,579
Operating Lease Liabilities	406,559	—
Debt	408,286	424,752
Total Liabilities	1,424,458	1,065,984
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at March 31, 2019 and December 31, 2018; Shares Issued: 90,752,123 at March 31, 2019 and December 31, 2018	45,376	45,376
Additional Paid-in Capital	270,727	278,922
Retained Earnings	2,061,651	2,005,344
Accumulated Other Comprehensive Loss	(663)	(1,087)

Less: Treasury Shares at Cost
Common Stock: 23,074,674 Shares at March 31, 2019 and 23,567,979 at December 31, 2018	(563,583)	(567,847)
Total Shareholders’ Equity	1,813,508	1,760,708
Total Liabilities and Shareholders' Equity	$3,237,966	2,826,692

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	(Unaudited) Three Months Ended
	March 31,
(In Thousands)	2019	2018
OPERATING ACTIVITIES:
Net Earnings	$56,078	$52,246
Adjustments to Reconcile Net Earnings to Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	500,820	440,008
Other Depreciation and Amortization	26,562	22,115
Accounts Receivable Provision	63,235	51,458
Provision for Credit Losses on Loans Receivable	4,255	4,492
Stock-Based Compensation	7,549	8,519
Deferred Income Taxes	10,861	23,201
Impairment of Assets	10,492	—
Amortization of Right of Use Assets	25,802	—
Other Changes, Net	883	(1,014)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(580,089)	(514,055)
Book Value of Lease Merchandise Sold or Disposed	98,257	98,797
Accounts Receivable	(50,467)	(33,591)
Prepaid Expenses and Other Assets	1,550	(6,022)
Income Tax Receivable	15,747	68,214
Operating Lease Liabilities	(27,890)	—
Accounts Payable and Accrued Expenses	(1,854)	(21,598)
Customer Deposits and Advance Payments	2,947	3,806
Cash Provided by Operating Activities	164,738	196,576
INVESTING ACTIVITIES:
Investments in Loans Receivable	(14,493)	(14,598)
Proceeds from Loans Receivable	14,482	15,135
Proceeds from Investments	—	666
Outflows on Purchases of Property, Plant and Equipment	(23,807)	(17,254)
Proceeds from Property, Plant and Equipment	511	2,731
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(3,470)	(4,774)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	755	144
Cash Used in Investing Activities	(26,022)	(17,950)
FINANCING ACTIVITIES:
Repayments on Revolving Facility, Net	(16,000)	—
Repayments on Debt	(575)	(10,511)
Dividends Paid	(2,366)	(2,111)
Acquisition of Treasury Stock	—	(18,407)
Issuance of Stock Under Stock Option Plans	1,996	3,182
Shares Withheld for Tax Payments	(12,977)	(12,343)
Debt Issuance Costs	—	(55)
Cash Used in Financing Activities	(29,922)	(40,245)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	82	(8)
Increase in Cash and Cash Equivalents	108,876	138,373
Cash and Cash Equivalents at Beginning of Period	15,278	51,037
Cash and Cash Equivalents at End of Period	$124,154	$189,410

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2019
	Progressive Leasing[1]	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$523,401	$420,756	$—	$944,157
Retail Sales	—	12,809	—	12,809
Non-Retail Sales	—	36,981	—	36,981
Franchise Royalties and Fees	—	9,207	—	9,207
Interest and Fees on Loans Receivable	—	—	8,646	8,646
Other	—	303	—	303
Total Revenues	$523,401	$480,056	$8,646	$1,012,103
1 For the three months ended March 31, 2019, Progressive Leasing incurred bad debt expense of $56,070 which was recorded as a reduction to Lease Revenues and Fees as a result of the Company's adoption of ASC 842, Leases.

	(Unaudited)
	Three Months Ended
	March 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$486,517	$383,550	$—	$870,067
Retail Sales	—	8,516	—	8,516
Non-Retail Sales	—	53,230	—	53,230
Franchise Royalties and Fees	—	12,862	—	12,862
Interest and Fees on Loans Receivable	—	—	9,542	9,542
Other	—	592	—	592
Total Revenues	$486,517	$458,750	$9,542	$954,809
Progressive Bad Debt Expense	46,525	—	—	46,525
Total Revenues, net of Progressive Bad Debt Expense[1]	$439,992	$458,750	$9,542	$908,284
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the first quarter of 2019 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $4.0 million in amortization expense resulting from franchisee acquisitions, $0.1 million in acquisition transaction and transition costs related to franchisee acquisitions and $13.3 million in restructuring charges. Non-GAAP net earnings and non-GAAP diluted earnings per share for the first quarter of 2018 exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.2 million in amortization expense resulting from franchisee acquisitions, $0.9 million in restructuring charges and $0.2 million in tax effects related to a Tax Act adjustment.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

This press release also discloses non-GAAP revenues for periods prior to January 1, 2019 as if the lessor accounting impacts of ASC 842 were in effect during the three months ended March 31, 2018. “Total Revenues, net of Progressive Bad Debt Expense” and the related percentages for the comparable prior year period are a supplemental measure of our performance that are not calculated in accordance with GAAP in place during 2018. These non-GAAP measures assume that Progressive bad debt expense is recorded as a reduction to lease revenues and fees instead of within operating expenses in 2018. Please see Note 1 to the condensed consolidated financial statements and the "Results of Operations" section of our Form 10-Q for the quarter ended March 31, 2019 for a more comprehensive disclosure of bad debt expense and the impact of the adoption of ASC 842 related to accounting for leases for the prospective periods beginning with the first quarter of 2019.
Management believes these non-GAAP measures for 2018 provide relevant and useful information for users of our financial statements, as it provides comparability with the financial results we are reporting beginning in 2019 when ASC 842 became effective and we began reporting Progressive bad debt expense as a reduction to lease revenues and fees. We believe these non-GAAP measures provide management and investors the ability to better understand the results from the primary operations of our business in 2019 compared with 2018 by classifying Progressive bad debt expense consistently between the periods.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA, Total revenues net of Progressive bad debt expense and the related percentages for the comparable prior year period, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended
	March 31,
	2019	2018
Net Earnings	$56,078	$52,246
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,324	4,243
Add Franchisee-Related Intangible Amortization Expense(3)(4)	3,226	953
Add Restructuring Expense, net (5)(6)	10,593	709
Add Acquisition Transaction and Transition Costs(7)	90	—
Tax Act Adjustments	—	193
Non-GAAP Net Earnings	$74,311	$58,344

Earnings Per Share Assuming Dilution	$0.82	$0.73
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06
Add Franchisee-Related Intangible Amortization Expense(3)(4)	0.05	0.01
Add Restructuring Expense, net(5)(6)	0.15	0.01
Add Acquisition Transaction and Transition Costs(7)	—	—
Tax Act Adjustments	—	—
Non-GAAP Earnings Per Share Assuming Dilution(8)	$1.08	$0.81

Weighted Average Shares Outstanding Assuming Dilution	68,773	72,018

(1)	Net of taxes of $1,097 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(2)	Net of taxes of $1,178 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the period.

(3)	Net of taxes of $819 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(4)	Net of taxes of $264 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the period.

(5)	Net of taxes of $2,688 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(6)	Net of taxes of $197 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the period.

(7)	Net of taxes of $23 for the three months ended March 31, 2019 calculated using the effective tax rate for the period.

(8)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2019	2018
Loss Before Income Taxes	$(2,668)	$(1,306)
Adjustment to Increase Allowance for Loan Losses During Period	(607)	(755)
Pre-tax, Pre-provision Loss	$(3,275)	$(2,061)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2019
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$56,078
Income Taxes[1]				14,230
Earnings (Loss) Before Income Taxes	55,388	17,588	(2,668)	70,308
Interest Expense	2,722	1,354	880	4,956
Depreciation	1,787	14,588	190	16,565
Amortization	5,421	4,431	145	9,997
EBITDA	$65,318	$37,961	$(1,453)	$101,826
Restructuring Expenses	—	13,281	—	13,281
Acquisition Transaction and Transition Costs	—	113	—	113
Adjusted EBITDA	$65,318	$51,355	$(1,453)	$115,220

	(Unaudited)
	Three Months Ended
	March 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$52,246
Income Taxes[1]				14,506
Earnings (Loss) Before Income Taxes	34,979	33,079	(1,306)	66,752
Interest Expense	4,375	(823)	774	4,326
Depreciation	1,468	13,086	242	14,796
Amortization	5,421	1,753	145	7,319
EBITDA	$46,243	$47,095	$(145)	$93,193
Restructuring Expenses	—	906	—	906
Adjusted EBITDA	$46,243	$48,001	$(145)	$94,099
(1)Taxes are calculated on a consolidated basis and are not identifiable by company segments.